Exhibit 99.1

      METROLOGIC ANNOUNCES RECORD FINANCIAL RESULTS FOR THIRD QUARTER 2005

                            UPDATES GUIDANCE FOR 2005

              Teleconference 8:30 a.m. Wednesday, October 26, 2005

    BLACKWOOD, N.J., Oct. 25 /PRNewswire-FirstCall/ -- Metrologic Instruments, Inc. (Nasdaq: MTLG) today announced financial results for the quarter and nine months ended September 30, 2005.

    -- Sales for the quarter ended September 30, 2005 increased by 22.3% to a record $54.0 million as compared with sales of $44.2 million for the same period last year.

    -- Gross margin for the third quarter was 43.8% versus 45.4% for the third quarter 2004.

    -- Net income for the third quarter increased by 64.5% to $7.7 million, or $0.33 earnings per diluted share, compared with net income of $4.7 million, or $0.20 earnings per diluted share, for the same period last year.

    Gross margin was compressed by some large Tier 1 retailer deals that deployed in the third quarter in addition to higher Optical Systems revenues which generally carry smaller margins. This effect was partially offset by favorable product mix in the Data Capture and Collection business segment. Selling, general and administrative (SG&A) expenses were relatively flat as compared to the same period of 2004 as the cost reduction efforts that were announced in the second quarter of 2005 have taken effect; however, we anticipate that legal expenses will again escalate as a result of the continuing litigation with one of our competitors. As a result of our ability to contain SG&A expense, operating margin increased by almost 2% to 18.3% as a percentage of revenue as compared to 16.4% in the third quarter of 2004. Other Income (Expense) was positively impacted by the $2.25 million cash component of the previously announced settlement with PSC Inc. which resulted in an after-tax benefit of $1.44 million to net income. Excluding the benefit of the PSC Inc. settlement, net income was $6.3 million or $0.27 per fully diluted share.

    Benny Noens, Metrologic's Chief Executive Officer and President, commented, "Our third quarter results exceeded our expectations. We achieved record revenues of $54.0 million, amounting to growth of 22.3% as compared to the same period in 2004. Our strategic efforts with Tier 1 retailers continued to gain momentum as we successfully delivered on the deals we announced earlier in the year while continuing to win new Tier 1 business. Conditions in Europe remain challenging; however, we remain focused on our customers and believe we are well positioned to take advantage of the anticipated recovery in this significant region."

    Continued Success in Achieving Announced Strategic Initiatives
    Building on earlier successes achieved in 2005, the Company continued to progress on its announced strategic initiatives:

    -- The Company won an initial order for 8,000 QuantumT(TM) laser bar-code scanners from a major international food and beverage outlet.

    -- The Company received an initial order for VoyagerCG(R) hand-held scanners from a North American department store chain, a new customer added in Q3.

    -- In partnership with one of our key Canadian channel distributors, Metrologic is supplying 3,000 Eclipse(TM) hand-held laser scanners to facilitate the Canadian electoral process in the coming 2005 elections.

    -- Continuing to penetrate the in-counter bi-optic scanner market, the Company received an initial order from a major European grocery retailer for the StratosS(TM), a more compact version of Stratos(R) designed for the European and Asian markets.

    -- The Company settled ongoing litigation with PSC Inc. for $2.25 million in cash in addition to other terms.

    "We successfully continued to execute against our plan in the third quarter of 2005 in all geographies and markets. Our Data Capture and Collection segment grew at 27.2% for the third quarter. Robust growth in our Optical Systems business of 20.3% offset the expected softness in our Industrial Automation business as we continue to develop our new business model. From a regional perspective, The Americas led the way with revenue growth of 27.7% for the third quarter of 2005 based upon strength not only in Tier 1 retail accounts but also in the channel and in increasingly important verticals like healthcare and government. For the year, our revenue in the Asia/Pacific region is up 24.1% over the first nine months of 2004, a testament to our philosophy of maintaining a 'globally local' presence and our expanded sales coverage in that increasingly important region," continued Mr. Noens.

    Nine Months 2005 Results
    Revenue for the nine months ended September 30, 2005 increased 19.7% to $149.5 million, compared with $124.8 million for the same period in 2004. Net income for the nine months ended September 30, 2005 increased 16.3% to $16.3 million, or $0.70 per diluted share, compared with $14.0 million, or $0.61 per diluted share, for the first nine months of 2004. Net of the PSC Inc. settlement, net income for the nine months of 2005 was $14.8 million or $0.64 per fully diluted share.

    2005 Guidance Updated and 2006 Outlook
    As a result of the strength of the third quarter 2005 results, Metrologic is raising its full year 2005 guidance. The Company now expects revenues in the range of $205.0 million to $208.0 million with net income in the range of $22.2 million to $22.8 million, or $0.96 to $0.99 per fully diluted share. This compares to the guidance previously announced on June 16, 2005 of revenue of $195 million to $205 million and net income of $18.5 million to $19.7 million or $0.80 to $0.85 per fully diluted share. Gross margins are still expected to be in the range of 43% to 45% for the full year 2005. In addition, the value of the euro against the dollar is expected to average between 1.20 and 1.25 for the year and an effective annual tax rate of 36% is assumed. This tax rate does not include any benefit from the potential dividend repatriation under the American Jobs Creation Act of 2004.

    For the full year 2006, the Company expects to be able to achieve revenue growth inline with its historic compound annual growth rate. This compound annual growth rate has historically been in the mid to high teens.

    Conference Call Information
    The Company will host a conference call for investors on Wednesday, October 26, 2005 at 8:30 AM ET. The dial-in numbers for the teleconference are: (800) 946-0712 (Domestic/Canada) or (719) 457-2641 (International). Those interested in participating in the conference call should dial in at least 10 minutes prior to commencement of the call. The audio for the conference call will also be available as an audio web cast that can be accessed through the Metrologic web site at http://www.metrologic.com by clicking on the banner at the bottom of our home page and following the instructions. Also available through our web site will be a graphical presentation that will be referred to throughout the conference call. The graphical presentation will be available for download and printing 30 minutes before the start of the conference call.

    About Metrologic
    Metrologic Instruments, Inc. ("Metrologic" or the "Company") is a global supplier of choice for data capture and collection hardware, optical solutions, and image processing software. Metrologic has been delivering innovative, quality products that are cost effective, reliable and supported by a superior level of personal service for nearly 40 years. Metrologic products are sold worldwide through Metrologic's sales, service and distribution offices located in The Americas, EMEA and Asia/Pacific. Metrologic provides its customers not only with a great deal, but a great deal more. For more information please call 1-800-667-8400 or visit http://www.metrologic.com.

    Forward-Looking Statements
    Forward-looking statements contained in this release are highly dependent upon a variety of important factors which could cause actual results to differ materially from those reflected in such forward-looking statements. Specifically, the factors that could cause actual results to differ from expectations include: the timing, introduction and market acceptance of Metrologic's new products; foreign currency fluctuations with the US dollar; pricing pressures; competitive factors; sales cycles of Metrologic's products; Metrologic's ability to control manufacturing and operating costs as well as product and revenue mix which affect future profitability; the effect of current and pending legislation on the Company's effective annual tax rate; technological changes in the data capture industry, including the adoption of imaging-based and RFID technologies; availability of patent protection for Metrologic's vision-based technologies, and other products; the resolution of litigation; general economic conditions; and the potential impact of terrorism, international hostilities and natural disasters. When used in this release and documents referenced, the words "believes," "expects," "may," "should," "seeks," or "anticipates," and similar expressions as they relate to Metrologic or its management are intended to identify such forward-looking statements. For additional factors, please see Metrologic's reports filed with the Securities and Exchange Commission.

    For more information contact:
    Ann Anthony, Investor Relations
    856.228.8100
    Email:  a.anthony@metrologic.com

                          Metrologic Instruments, Inc.
                 Condensed Consolidated Statements of Operations
                  (amounts in thousands, except per share data)

                                      Three Months Ended            Nine Months Ended
                                        September 30,                 September 30,
                                 ---------------------------   ---------------------------
                                     2005           2004           2005           2004
                                 ------------   ------------   ------------   ------------
                                                        (Unaudited)
Sales                            $     54,005   $     44,156   $    149,460   $    124,846
Cost of sales                          30,341         24,088         84,118         66,886
                                 ------------   ------------   ------------   ------------
Gross profit                           23,664         20,068         65,342         57,960
Selling, general and
 administrative expenses               11,423         10,997         34,957         29,470
Research and
 development expenses                   2,354          1,824          6,524          5,671
                                 ------------   ------------   ------------   ------------
Operating income                        9,887          7,247         23,861         22,819
Net interest income                       123             63            257             98
Other income (expense)                  2,021            242          1,279           (383)
                                 ------------   ------------   ------------   ------------
Income before
 income tax expense                    12,031          7,552         25,397         22,534
Income tax expense                      4,331          2,870          9,143          8,563
                                 ------------   ------------   ------------   ------------
Net income                       $      7,700   $      4,682   $     16,254   $     13,971
                                 ============   ============   ============   ============
Earnings per share:
  Basic                          $       0.35   $       0.22   $       0.74   $       0.65
  Diluted                        $       0.33   $       0.20   $       0.70   $       0.61
Weighted average number of
 common shares outstanding:
  Basic                                22,201         21,555         22,082         21,403
  Diluted                              23,102         22,948         23,101         22,956

                          Metrologic Instruments, Inc.
                      Condensed Consolidated Balance Sheets
                           (all amounts in thousands)

                                                September 30,  December 31,
                                                    2005           2004
                                                ------------   ------------
                                                 (Unaudited)
Cash and cash equivalents                       $     72,168   $     64,715
Accounts receivable, net                              43,556         35,153
Inventories, net                                      24,260         23,865
Other current assets                                   6,106          4,369
                                                ------------   ------------
  Total current assets                               146,090        128,102
Property, plant and equipment, net                    19,951         19,468
Goodwill and other intangibles, net                   43,154         43,462
Other assets                                           1,561          1,495
                                                ------------   ------------
  Total assets                                  $    210,756   $    192,527
                                                ============   ============
Accounts payable and accrued expenses           $     28,136   $     27,012
Current portion of debt                               19,781         16,265
Deferred contract revenue                                565          1,507
                                                ------------   ------------
  Total current liabilities                           48,482         44,784
Long Term Debt                                             7          2,015
Other liabilities                                      7,129          7,712
Total shareholders' equity                           155,138        138,016
                                                ------------   ------------
  Total liabilities and shareholders' equity    $    210,756   $    192,527
                                                ============   ============

                             Supplemental Sales Data

                                               Three Months Ended
                                                  September 30,
                               ---------------------------------------------------
                                                               %             %
                                  2005         2004          Total        Growth
                               ----------   ----------    ----------    ----------
By Geography(1)

The Americas                   $   27,686   $   21,683          51.3%         27.7%
EMEA                               19,185       16,160          35.5%         18.7%
Asia/Pacific                        7,134        6,313          13.2%         13.0%
                               ----------   ----------    ----------
                               $   54,005   $   44,156         100.0%         22.3%
By Business Segment(2)
Data Capture and Collection    $   43,962   $   34,553          81.4%         27.2%
Industrial Automation/
 Optical Systems
   Industrial Automation            3,017        3,763           5.6%        -19.8%
   Optical Systems                  7,026        5,840          13.0%         20.3%
                               ----------   ----------    ----------
                               $   54,005   $   44,156         100.0%         22.3%

                                                Nine Months Ended
                                                  September 30,
                               ---------------------------------------------------
                                                               %             %
                                  2005         2004          Total        Growth
                               ----------   ----------    ----------    ----------
By Geography(1)

The Americas                   $   73,452   $   60,407          49.2%         21.6%
EMEA                               57,438       49,474          38.4%         16.1%
Asia/Pacific                       18,570       14,965          12.4%         24.1%
                               ----------   ----------    ----------
                               $  149,460   $  124,846         100.0%         19.7%

By Business Segment(2)
Data Capture and Collection    $  119,618   $   97,742          80.0%         22.4%
Industrial Automation/
 Optical Systems
   Industrial Automation           11,031       12,592           7.4%        -12.4%
   Optical Systems                 18,811       14,512          12.6%         29.6%
                               ----------   ----------    ----------
                               $  149,460   $  124,846         100.0%         19.7%

(1) The Company has changed its geographic categories from North America, previously comprised of POS/OEM and AOA, EMEA, Asia/ROW and South America, to The Americas, EMEA and Asia/Pacific which is more consistent with how the Company looks at its business.

(2) As previously noted in our Annual Report on Form 10-K filed with the SEC on March 15, 2005, the Company has changed its business segment titles from "POS/OEM" to "Data Capture and Collection," and from "Industrial/Optical Systems" to "Industrial Automation/Optical Systems."

SOURCE  Metrologic Instruments, Inc.
    -0-                             10/25/2005
    /CONTACT: Ann Anthony, Investor Relations, Metrologic Instruments, +1-856-228-8100 or a.anthony@metrologic.com/
    /Web site:  http://www.metrologic.com/